Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	December 8, 2010
Contact:	Peter B. Orthwein or Richard E. Riegel
THOR ANNOUNCES DIRECTOR RETIREMENTS, APPOINTS NEW INDEPENDENT DIRECTORS
At its regularly scheduled December 7, 2010 meeting, the Board of Directors of Thor Industries, Inc. (NYSE:THO) appointed two new independent directors, James L. Ziemer and Andrew E. Graves. These appointments coincide with the retirement of long-standing board members William C. Tomson and Neil D. Chrisman, also effective at the same meeting.
Mr. Ziemer, age 60, is the retired president and CEO of Harley Davidson, Inc. Mr. Ziemer joined Harley Davidson in 1969 and held a series of positions in manufacturing, engineering, accounting, parts and accessories, and finance. From 1991 until his election as the chief executive officer in 2005, he served as the chief financial officer. Mr. Ziemer is currently a director of Textron, Inc., where he is chairman of the audit committee. He earned an M.B.A. from the University of Wisconsin — Milwaukee.
Mr. Graves, age 51, is the current president of Brunswick Boat Group, the largest pleasure boat company in the world and a division of the Brunswick Corporation, a New York Stock Exchange company. He has been with Brunswick since 2005. Prior to that, Mr. Graves was president of Dresser Flow Solutions, a maker of flow control products, measurement systems and power systems, from 2003 to 2005, and before that, he was president and chief operating officer of Federal Signal Corporation. Mr. Graves earned an M.B.A. from the University of Chicago.
“I am very pleased to announce the appointment of these two exceptionally qualified independent directors whose experience will help guide Thor in the future,” said Peter B. Orthwein, Thor’s Chairman, President and Chief Executive Officer. “I am tremendously grateful to Bill Tomson and Neil Chrisman, who have devoted many years of service to Thor and its shareholders as directors. Neil’s and Bill’s advice and input have been important in making Thor the success it is today,” he continued.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.